Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is dated as of February 7, 2021 and amends that certain Rights Agreement, dated as of September 20, 2020 (the “Rights Agreement”), by and between Cubic Corporation, a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of February 7, 2021 (the “Merger Agreement”), with Atlas CC Acquisition Corp., a Delaware corporation (“Parent”) and Atlas Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), pursuant to which, among other things, and subject to the terms and conditions of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) and among other things, (i) Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”), (ii) each share of the Company Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares (as defined in the Merger Agreement), shall be cancelled and extinguished and automatically converted into and the right to receive the Merger Consideration (as defined in the Merger Agreement) and (iii) all shares of Company Common Stock that are held in the treasury of the Company, owned of record by the Company or owned of record by Parent, Sub or any of their respective Subsidiaries (as defined in the Merger Agreement) (other than, in each case, shares held on behalf of a third party), shall be cancelled and retired and shall cease to exist, with no payment being made with respect thereto;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, a certain stockholder (the “Specified Stockholder”) of the Company is entering into a voting agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, such Specified Stockholder has agreed to vote all of the Shares (as defined in the Merger Agreement) that such stockholder has the right to vote at the Company Stockholders Meetings (as defined in the Merger Agreement) in favor of, and to otherwise support, the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Transactions”);

WHEREAS, pursuant to, and in accordance with, Section 26 of the Rights Agreement, (i) the Company, by action of the board of directors of the Company (the “Board”), may at any time before any Person becomes an Acquiring Person, amend the Rights Agreement to make the Rights Agreement inapplicable to a particular transaction by which a Person (as defined in the Rights Agreement) might otherwise become an Acquiring Person or to otherwise alter the terms and conditions of the Rights Agreement as they may apply with respect to any such transaction and (ii) any supplement or amendment that does not amend any section of the Rights Agreement in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent;

WHEREAS, prior to the execution and delivery of this Amendment, no Person has become an Acquiring Person;

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment;

WHEREAS, prior to the execution and delivery of the Merger Agreement, pursuant to resolutions adopted on February 7, 2021 (the “Board Resolutions”), the Board adopted and approved the Merger Agreement and the Transactions; and

WHEREAS, pursuant to the Board Resolutions, and in connection with the Company’s entry into the Merger Agreement and the Voting Agreement, the Board has unanimously determined that an amendment to the Rights Agreement to exempt the Merger Agreement, the Voting Agreement and the Transactions, from application of the Rights Agreement is in the best interests of the Company and its stockholders.

NOW, THEREFORE, in consideration of the premises set forth herein, the Company hereby amends the Rights Agreement as follows:

1. Amendment of the Rights Agreement.

1.1            Section 1 of the Rights Agreement is hereby amended by adding the following additional definitions, each to be included in alphabetical order with all other definitions contained in Section 1 of the Rights Agreement:

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2021, by and among Parent, Sub and the Company.

“Specified Stockholder” has the meaning ascribed to such term in the Merger Agreement.

“Sub” has the meaning ascribed to such term in the Merger Agreement.

“Transactions” has the meaning ascribed to such term in the Merger Agreement.

“Parent” has the meaning ascribed to such term in the Merger Agreement.

“Voting Agreement” has the meaning ascribed to such term in the Merger Agreement.

1.2            The following is added as a new Section 36 of the Rights Agreement:

“Section 36.         Exception for Merger Agreement and Voting Agreement. Notwithstanding anything to the contrary in this Agreement, none of (i) the approval, execution, delivery or performance of the Merger Agreement, the Voting Agreement and/or any other contract or instrument contemplated by the Merger Agreement or the Voting Agreement, (ii) the announcement of the Merger Agreement or any of the Transactions, or (iii) the consummation or the announcement of the consummation of the Merger or any of the other Transactions or the transactions contemplated by the Voting Agreement, in each case, in and of themselves, shall (A) result in the occurrence of a Stock Acquisition Date, a Distribution Date or a Trigger Event, or in any way permit any Rights to be exercised pursuant to Sections 7.1, 11.1.2 or 13 or otherwise; (B) constitute a Qualifying Offer; (C) cause any of Parent, Sub, the Specified Stockholder or their respective Related Persons (each, a “Parent Exempt Person”) to be deemed to be or to become an Acquiring Person or Related Person of an Acquiring Person for any purpose in this Agreement; (D) cause any Parent Exempt Person to be deemed to be or to become a Beneficial Owner of, or to Beneficially Own or have Beneficial Ownership of, any securities; or (E) cause any officer, director or employee of any Parent Exempt Person to be deemed to be or to become, solely by reason of such Person’s status or authority as such, the Beneficial Owner of, or to Beneficially Own or have Beneficial Ownership of, any securities that are Beneficially Owned by a Parent Exempt Person, including in a fiduciary capacity. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or the Voting Agreement, or the consummation of the Merger or any of the Transactions or the transactions contemplated by the Voting Agreement. Notwithstanding anything to the contrary in this Agreement, the Expiration Time shall be deemed to have occurred as of immediately prior to the Effective Time, but only if the Effective Time shall occur, and, at such time, without any further action by the Rights Agent, the Company, Parent, Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights, obligations or liabilities provided for hereunder shall terminate and be void and of no further force or effect, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern. This Amendment will be deemed an amendment to the Rights Agreement and will become effective as of immediately prior to, and contingent upon, the execution and delivery of the Merger Agreement. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall, at such time, become null and void and be of no further force and effect, and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment.

3. Signature. This Amendment may be executed by facsimile, PDF or other electronic means, and such signature shall for all purposes be deemed to be an original. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4. Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term or provision is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the close of business on the 10th day following the date of such determination by the Board.

5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than such State.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed, as of the day and year first written above.

CUBIC CORPORATION

By:	/s/ Hilary Hageman
Name:	Hilary Hageman
Title:	Senior Vice President, General Counsel & Corporate Secretary

[Signature Page to Amendment No. 1 to Rights Agreement]